As filed with the Securities and Exchange Commission on January 19, 2011
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

Hallador Energy Company
(Exact Name of Registrant as Specified in its Charter)
Colorado	84-1014610
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
__________________

1660 Lincoln St., Suite 2700
Denver, Colorado 80264-2701
(303) 839-5504
 (Address of Principal Executive Offices) (Zip Code)
__________________

Hallador Energy Company 2008 Restricted Stock Unit Plan
(Full Title of the Plan)
__________________

Victor P. Stabio
Chief Executive Officer
Hallador Energy Company
1660 Lincoln St., Suite 2700
Denver, Colorado 80264-2701
(303) 839-5504
(Name, Address and Telephone Number of Agent for Service)
________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐                                                                           Accelerated filer  ☐
Non-accelerated filer  ☐                                                                           Smaller reporting company  ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value	1,791,438(1)(2)	$10.92	$19,562,503	$2,271.21
(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), there are also registered hereunder such indeterminate number of additional securities as may become available for issuance pursuant to the Company’s 2008 Restricted Stock Unit Plan as a result of the anti-dilution provisions contained therein.

(2)
Consists of 953,000 shares that have been granted by the Company under the 2008 Restricted Stock Unit Plan, but have not yet vested, and 838,438 shares available for issuance under the 2008 Restricted Stock Unit Plan.

(3)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low sale prices of Common Stock share on January 18, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information. *

Item 2.                      Registrant Information and Employee Plan Annual Information. *

*   The documents containing the information specified in Part I will be sent or given by Hallador Energy Company (the “Company”) to employees participating in the Hallador Energy Company 2008 Restricted Stock Unit Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, taken together with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

    Upon written or oral request by a participating employee, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above-mentioned information should be directed to Victor P. Stabio, Chief Executive Officer, at the address and telephone number provided on the cover of this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010, and September 30, 2010.
(c)	The Company’s Current Reports on Form 8-K filed on January 25, 2010, May 21, 2010, June 2, 2010, August 25, 2010, November 18, 2010, and January 6, 2011.
(d)	A description of our common stock contained in our Form S-8 Registration Statement, File No. 333-163431, filed December 1, 2009.
(e)	The form of the Company’s Second Restated Articles of Incorporation contained as Exhibit 3.1 to the Company’s Form 8-K filed December 31, 2009.
(f)
The form of the Company’s Bylaws contained as Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by the Amendment to the Bylaws contained as Exhibit 3.2 to the Company’s Form 8-K filed December 31, 2009.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                      Description of Securities.

    A description of our common stock to be registered hereunder is contained in Item 4. “Description of Securities” of our Form S-8 Registration Statement (File No. 333-163431), filed with the Securities and Exchange Commission on December 1, 2009, and is incorporated herein by reference.  On May 19, 2010, the Company discontinued trading on the OTC Bulletin Board under the symbol HPCO and began trading on the NASDAQ under the new symbol HNRG.

Item 5.       Interests of Name Experts and Counsel.

   Not applicable.

Item 6.                      Indemnification of Directors and Officers.

The Company’s Second Restated Articles of Incorporation, as amended, which we refer to herein as the “articles of incorporation,” provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-5-114 of the Colorado Corporation Code (as repealed and amended by Section 7-108-403 of the Colorado Business Corporation Act hereinafter referred to as the "CBCA"), or (iv) for any transaction from which the director derived an improper personal benefit.  If the CBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the CBCA, as so amended.

The Company’s articles of incorporation also provide that the Company may indemnify any person to the fullest extent allowed by the laws of Colorado.  Section 7-109-102 of the CBCA provides that a corporation has the power to indemnify a director against amounts paid and expenses incurred in connection with a action, suit or proceeding to which he or she is a party or is threatened to be made a party by reason of such position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the  best interests of the corporation in the case of a person’s conduct in an official capacity with the corporation, or reasonably believed to be in the best interests of or not opposed to the best interests of the corporation in all other cases, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful.  The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that the director did not meet such standard of conduct.  A corporation may not indemnify a director in the case of actions, suits or proceedings brought by or in the right of the corporation in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances,and then only to the extent of reasonable expenses incurred in connection with such action, suit or proceeding, including expenses incurred to obtain the court-ordered indemnification.  Section 7-109-107 of the CBCA provides that an officer of a corporation is entitled to mandatory and court-ordered indemnification as provided under the CBCA to the same extent as a director.  Section 7-109-107 of the CBCA also allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as to a director, and to a greater extent, if doing so would not be inconsistent with public policy and if the corporation’s bylaws allow it to do so, the corporation is required to do so by contract, or the directors of the corporation take action to authorize the corporation to do so.

The Company’s bylaws provide that it will indemnify and hold harmless to the fullest extent permitted by the CBCA (as it replaces the Colorado Corporations Code), as amended. any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, referred to herein as a “Proceeding”, by reason of the fact that he or she, or a person of whom he or she is the legal representative, was or is a director or officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against his or her expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement), reasonably incurred by him or her in connection with a Proceeding.  Under the Company’s bylaws, the indemnification provided by the Company shall continue as to any person who ceases to be a director, officer, employee or agent of the Company, and shall inure to the benefit of any such person’s heirs, executors and administrators.

The rights to indemnification provided under the Company’s bylaws include the right to payment of reasonable expenses incurred in defending any Proceeding in advance of the final disposition of the Proceeding, except that payments of expenses in advance of final disposition of a Proceeding to be made to a director or officer of the Company that incurred such expenses in such capacity, and not for any other capacity in which service was or is rendered by such person while a director or officer, will only be made upon:

(a) delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification,

(b) a written affirmation of such director’s or officer’s good faith believe that he or she conducted himself or herself in good faith with regard to the actions giving rise to the Proceedings, and

(c) a determination as required under the CBCA (as it replaces the Colorado Corporations Code) of whether the facts then known to those making the determination would not preclude advancement of such reasonable expenses.

The Company may also, to the extent authorized to do so by the Company’s board of directors, indemnify employees or agents of the Company to the same scope and effect as the indemnification of directors and officers as described in the foregoing.

The Company will, unless ordered otherwise by a court, indemnify a person pursuant to the provisions of the Company’s bylaws described above with respect to Proceedings that are initiated by such person to enforce rights to indemnification by the Company only if such Proceeding was authorized by the Company’s board of directors, or if such Proceeding was brought by such person upon the Company failing to pay any claim for indemnification within sixty days after receipt of a written claim for indemnification and such claim is successful in whole or in part.  The Company may assert as a defense against any claim by a person making a claim for indemnification that such person’s conduct with respect to the matters giving rise to the Proceedings in question does not satisfy the relevant standard of conduct under the CBCA that would make it permissible for the Company to indemnify the claimant for the amount claimed.  The Company carries the burden of proving that the claimant’s conduct with respect to the matters giving rise to the Proceedings for which such claimant seeks indemnification does not satisfy the standards of conduct under the CBCA.  Neither the failure of the Company to make a determination prior to the commencement of such Proceedings that indemnification is proper as the claimant has met the relevant standard of conduct under the CBCA, nor an actual determination by the Company, including the Company’s board of directors, shareholders or independent legal counsel, that the claimant has not met the relevant standard of conduct under the CBCA, will be a defense to an action by a claimant for indemnification or create a presumption that the claimant has not met the applicable standard of conduct.

The rights to indemnification and to payment of expenses in advance of the final disposition of a Proceeding that are provided by the Company’s bylaws are not deemed to be exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled or may become entitled to under any law, the Company’s articles of incorporation, bylaws, agreement, vote of stockholders or approval by the Company’s directors who are not parties to a Proceeding, or otherwise.

The Company’s bylaws provide that it may purchase and maintain insurance on behalf of itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, against any expenses, liabilities or loss, whether or not the Company would have the power to indemnify such person against such expenses, liabilities or loss under the CBCA (as it replaces the Colorado Corporations Code).

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Exhibit No.	Description

3.1	The form of the Company’s Second Restated Articles of Incorporation contained as Exhibit 3.1 to the Company’s Form 8-K filed December 31, 2009.
3.2
The form of the Company’s Bylaws contained as Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by the Amendment to the Bylaws contained as Exhibit 3.2 to the Company’s Form 8-K filed December 31, 2009.

5.1	Opinion of Jones & Keller, P.C. dated January 19, 2011
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC dated January 19, 2011
24.1	Power of Attorney
99.1	2008 Restricted Stock Unit Plan as filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2008.

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 19, 2011.

Hallador Energy Company

By:      /s/W. Anderson Bishop
W. Anderson Bishop
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	The form of the Company’s Second Restated Articles of Incorporation contained as Exhibit 3.1 to the Company’s Form 8-K filed December 31, 2009.
3.2
The form of the Company’s Bylaws contained as Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended by the Amendment to the Bylaws contained as Exhibit 3.2 to the Company’s Form 8-K filed December 31, 2009.

5.1	Opinion of Jones & Keller, P.C. dated January 19, 2011
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC dated January 19, 2011
24.1	Power of Attorney
99.1	2008 Restricted Stock Unit Plan as filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2008.